For Information Contact:

Maureen Crystal

Tel: (703) 707-6777

E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Strong First Quarter 2009 Financial Results

  Revenue up 15% to $105 million
  Organic revenue growth for the quarter of 6%
  Operating income up 21% to $8 million
  First quarter EPS up 27% to $0.34
  Strong operating cash flow as DSO was reduced to 73 days
  First quarter bookings of $108 million

RESTON, Va. -- BUSINESS WIRE - May 5, 2009 -- NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies announced today results for the first quarter March 31, 2009. The table below is a summary of our financial results:

1Q: 2009
Revenues	$105.0 million
Operating income	$8.0 million
Operating margin	7.6%
Net income	$4.7 million
Diluted EPS	$0.34

Reported Results

For the first quarter of 2009, NCI reported record revenues of $105.0 million compared to $91.5 million for the first quarter of 2008, with an organic revenue growth rate of approximately 6%. Operating income for the first quarter of 2009 was $8.0 million, compared to $6.6 million for the first quarter of 2008. Operating margin of 7.6% for the first quarter of 2009 compares with an operating margin of 7.2% for the same period in 2008. Net income for the first quarter was $4.7 million, compared to $3.6 million for the same period in 2008. Diluted earnings per share for the first quarter were $0.34 per share, compared to $0.27 per share for the comparable period in 2008. The effective tax rate for the first quarter of 2009 was 40.0%, basically equal to the first quarter 2008 rate of 40.2%. Diluted shares outstanding for the first quarter of 2009 were 13.7 million shares compared to 13.6 million shares for the first quarter of 2008.

CEO Comments

Charles K. Narang, NCI's Chairman and CEO, said, "We are pleased with the results for our first quarter of 2009. We have good visibility throughout this year and into 2010 given our recent new awards, progressive engagement on existing work, and a robust record backlog of $1.2 billion. We continue to believe that we are building a strong, viable business platform that we can leverage and that will deliver outstanding results in 2009 and beyond."

Business Highlights

NCI's President, Terry W. Glasgow, stated, "The first quarter again produced solid results across the board. Despite expectations for light contract awards in the first quarter, our $108 million of new business exceeded our revenues for the quarter. For the quarter we had very good awards from our existing customer base which in turn resulted in the expansion of our work force across many of our business areas. During the quarter we added approximately 100 professional and technical staff and now have a total of 2,600 employees. The quarter marked the 7th consecutive quarter of increasing staff levels. We remain confident in our outlook for 2009 and believe we are well positioned in our selected markets and service offerings to continue our pattern of sustained outstanding business results."

Key Metrics

NCI reported total backlog for the first quarter of 2009 of $1,191 million, of which $249 million was funded backlog. This compares to total backlog of $1,024 million at the end of first quarter of 2008, including $205 million in funded backlog. During the first quarter of 2009, approximately 84% of revenue was from prime contracts. Time-and-materials contracts accounted for 52% of revenue, cost-plus contracts accounted for 16% of revenue, and fixed-price contracts accounted for 32% of revenue for the first quarter of 2009. Our customer mix for the first quarter of 2009 reflects approximately 86% of revenues from the Department of Defense and Intelligence customers, approximately 13% of revenues from Federal civilian agencies, and approximately 1% from non-Federal sources, primarily commercial training services. Days sales outstanding in accounts receivable, or DSO, for the quarter was 73 days, a reduction of 10 days from the prior quarter.

Outlook

The table below summarizes the guidance ranges for the second quarter of 2009 and full year 2009. This outlook does not reflect the impact of any future acquisitions.

	2nd Quarter 2009	Full Year 2009
Revenue	$105 million - $110 million	$440 million - $455 million
Diluted Earnings Per Share	$0.34 - $0.36	$1.44 - $1.52

Conference Call Information

NCI, Inc.'s executive management will hold a conference call today at 5 p.m. EST, to discuss first quarter 2009 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 3494776. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 8 p.m. EST today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 3494776. A replay webcast will also be available on NCI, Inc.'s website shortly after the conclusion of the call.

About NCI, Inc.:

NCI is a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies. As an ISO 9001:2000-certified company, NCI's award-winning expertise encompasses areas critical to its customers' mission objectives, including enterprise systems management; network engineering; information assurance and cybersecurity; systems engineering and integration; program management, acquisition, and lifecycle support; engineering and logistics; medical transformation/health IT; and distance learning and training solutions. The company is a member of the Russell 2000 index. Headquartered in Reston, Virginia, NCI has approximately 2,600 employees and nearly 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as "may," "will," "intends," "should," "expects," "plans," "projects," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for the substantially all of our revenue; a change in funding of our contracts due to bid protest, changes in spending patterns or changes in priorities due to the change in administration; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; competitive factors, such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to identify and successfully integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; current economic market conditions, specifically the credit and liquidity crisis, (i) has caused the interest rate on our outstanding debt to fluctuate and could increase significantly in the future, (ii) could cause our non-government business partners, prime or subcontractors, to default on contracts which may impact our ability to perform, and (iii) could impact the cost of future acquisitions significantly above our current cost of debt; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) Government contracts for services, (ii) outsourcing of activities that have been performed by the Government, (iii) delays related to agency specific funding freezes, and (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS), agency-specific IDIQ contracts, and/or schedule contracts with the General Services Administration; and our own ability to achieve the objectives of near term or long range business plans. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

NCI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(amounts in thousands, except per share data)

	Three months ended March 31,
	2009	2008

Revenue	$105,017	$91,501

Operating costs and expenses:
Cost of revenue	91,324	79,344
General and administrative expense	4,762	4,746
Depreciation and amortization	498	481
Amortization of intangible assets	448	323
Total operating costs and expenses	97,032	84,894

Operating income	7,985	6,607
Interest income	20	54
Interest expense	(212)	(584)

Income before taxes	7,793	6,077
Income tax expense	3,118	2,446
Net income	$4,675	$3,631

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,409	13,353
Net income per share	$0.35	$0.27

Diluted:
Weighted average shares and equivalent shares outstanding	13,741	13,561
Net income per share	$0.34	$0.27

NCI, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	As of March 31, 2009	As of December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,441	$1,267
Accounts receivable, net	85,304	92,192
Deferred tax assets	3,214	3,116
Prepaid expenses and other current assets	3,169	1,733
Total current assets	93,128	98,308

Property and equipment, net	5,690	5,378
Other assets	880	926
Intangible assets, net	7,533	7,981
Goodwill	87,740	87,740
Total assets	$194,971	$200,333

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$31,433	$32,747
Accrued salaries and benefits	15,248	16,436
Other accrued expenses/liabilities	6,171	5,353
Deferred revenue	3,156	2,626
Total current liabilities	56,008	57,162

Long-term debt	30,500	40,000
Other liabilities	76	98
Deferred tax liabilities, net	1,988	1,691
Deferred rent	2,376	2,523
Total liabilities	90,948	101,474

Stockholders' equity:
Class A common stock, $0.019 par value-37,500,000 shares authorized; 8,222,881 shares issued and outstanding as of March 31, 2009, and 8,205,711 shares issued and outstanding as of December 31, 2008	156	156
Class B common stock, $0.019 par value-12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of March 31, 2009, and December 31, 2008	99	99
Additional paid-in capital	60,223	59,734
Retained earnings	43,545	38,870
Total stockholders' equity	104,023	98,859

Total liabilities and stockholders' equity	$194,971	$200,333

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Three months ended March 31,
	2009	2008
Cash flows from operating activities
Net income	$4,675	$3,631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	946	804
Gain on sale of property and equipment	-	(11)
Non-cash stock compensation expense	281	159
Deferred income taxes	198	277
Changes in operating assets and liabilities, net of effects of business combination:
Accounts receivable, net	6,888	(1,141)
Prepaid expenses and other assets	(1,390)	(387)
Accounts payable	(1,315)	(2,170)
Accrued expenses/other current liabilities	165	(92)
Deferred rent	(140)	420
Net cash provided by operating activities	10,308	1,490

Cash flows from investing activities
Purchase of property and equipment	(810)	(556)
Proceeds from sale of property and equipment	-	11
Cash paid for acquisition, net of cash acquired	-	(14,996)
Net cash used in investing activities	(810)	(15,541)

Cash flows from financing activities
Proceeds from exercise of stock options	188	-
Excess tax deduction from exercise of stock options	20	-
(Payments) proceeds from line of credit, net	(9,500)	14,058
Principal payments under capital lease obligations	(32)	(41)
Net cash (used in) provided by financing activities	(9,324)	14,017

Net change in cash and cash equivalents	174	(34)
Cash and cash equivalents, beginning of period	1,267	109
Cash and cash equivalents, end of period	$1,441	$75

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$212	$584
Income taxes	$1,423	$415

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